UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 20, 2006
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ford Motor Company ("Ford") hereby incorporates by reference its news releases dated October 23, 2006, which are herewith furnished as Exhibit 99.1 and Exhibit 99.2.

Ford's President and Chief Executive Officer, Alan Mulally, and Executive Vice President and Chief Financial Officer, Don Leclair, will host a presentation for the investment community and news media beginning at 9:00 a.m. to review preliminary third quarter 2006 financial results. Investors may access this presentation by dialing 800-706-7741 (or 1-617-614-3471 from outside the United States). The passcode for either telephone number is a verbal response of "Ford Earnings."

At the same time, a listen-only webcast and supporting presentation materials for the call will be available on the Internet at www.shareholder.ford.com. Investors may also access replays for one week following the presentation by visiting www.shareholder.ford.com, or by dialing 888-286-8010 (or 1-617-801-6888 from outside the United States). The passcode for replays is 29481628. All times referenced above are in Eastern Time.

Please note that Exhibit 99.2 to this Form 8-K discusses pre-tax profits excluding special items for Ford's Automotive sector and the primary operating segments and business units within the Automotive sector. The most directly comparable financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles is pre-tax profits including special items. We believe that pre-tax profits excluding special items is a useful measure to provide investors, because it excludes those items that we do not consider to be indicative of earnings from ongoing operating activities. As a result, pre-tax profits excluding special items provides investors with a more relevant measure of the results generated by our operations.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On January 19, 2006, we committed to a major business improvement plan for our North American Automotive operations, which we refer to as the Way Forward plan, key aspects of which were set forth in our Annual Report on Form 10-K for the year ended December 31, 2005. Responding to changing facts and circumstances, on September 14, 2006, we committed to an acceleration of this plan, including actions designed to further reduce operating costs and to increase the flow of new products, and we provided a revised financial outlook.

As part of this accelerated plan, we have announced our intention to idle and cease operations at 16 manufacturing facilities, nine of which have been identified and slated for idling by the end of 2008; the remaining facilities are to be idled after 2008. Additionally, we have announced our intention to sell or close all of our Automotive Components Holdings, LLC ("ACH") facilities, and to redeploy or separate all ACH employees by the end of 2008.1

Our best estimate of costs associated with these exit or disposal activities primarily reflects personnel-related costs. We have estimated costs (accrued in the first nine months of 2006) and cash expenditures over time of $2.5 billion for Jobs Bank Benefits and employee separation packages.2 We have estimated

1 The identification of the nine facilities slated for idling by 2008 and additional detail about non-exit or disposal activities related to our accelerated Way Forward plan (such as the reduction of salaried-related costs) can be found in our Current Report on Form 8-K dated September 13, 2006.

2 "Jobs Bank Benefits" are defined in Note 4 of the Notes to the Financial Statements in our Quarterly Report on Form 10-Q for the period ended March 31, 2006.

costs (accrued in the first nine months of 2006) of $1.3 billion for related non-cash pension curtailment charges. During the first quarter of 2006, we also accrued $300 million for fixed-asset write-off costs associated with the immediate idling of St. Louis Assembly Plant; we expect the cost of fixed-asset write-offs for future facility idlings to be included in operating costs.

We have not yet accrued any costs for benefits that may be provided to employees working at the facilities to be idled after 2008. The cost of executing plans for these facilities is dependent on the resolution of many contingencies, including the negotiation of future labor agreements, the successful implementation of our product cycle plan, the resolution of alternative capacity actions, and changes in our market share between now and the planned idling of these facilities. At this time, we are estimating a charge of up to $750 million (on a discounted basis) for benefits that we anticipate may be paid to employees expected to be permanently idled as a result of the future idling of these facilities. Although it is probable that we will take the necessary actions to reduce our manufacturing employment, the amount of our estimated benefit obligation is highly dependent on the resolution of the previously-mentioned contingencies. No estimated value is more likely than another, and therefore the benefit obligation is not reasonably estimable.

Item 4.02 (a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

During the preparation of its response to a comment letter from the Division of Corporation Finance of the Securities and Exchange Commission related to a routine review of its Annual Report on Form 10-K for the year ended December 31, 2005, our indirect wholly-owned subsidiary, Ford Motor Credit Company ("Ford Credit"), became aware of a matter related to accounting for interest rate swaps under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended ("SFAS 133"). Specifically, Ford Credit discovered that certain interest rate swaps it had entered into to hedge the interest rate risk inherent in certain long-term fixed rate debt were accounted for incorrectly because they did not satisfy the technical accounting rules under SFAS 133 to qualify for exemption from the more strict effectiveness testing requirements. PricewaterhouseCoopers LLP, our independent registered public accounting firm, audited our 2001 through 2005 financial statements, which included a review of these swaps.

These interest rate swaps were entered into as part of Ford Credit's asset-liability management strategy. As noted above, the swaps economically hedge the interest rate risk associated with long-term debt issuances, and we continue to believe that these swaps have been and will continue to be highly effective economic hedges. The correction to the accounting does not impact the economics of the hedges, nor does it affect cash.

Although the final restatement amounts have not yet been determined, based on the information to date, we estimate that Ford and Ford Credit's results in 2002 will improve materially.

On October 20, 2006, we recommended to the Audit Committee of our Board of Directors that we restate our financial statements for each of the years ended December 31, 2003, 2004 and 2005, and our selected financial data for each of the years 2001 - 2005 appearing in Item 15 and Item 6 of our Annual Report on Form 10-K for the year ended December 31, 2005, as well as our interim financial statements for the quarters ended March 31, 2005 and 2006, June 30, 2005 and 2006, and September 30, 2005. The Audit Committee agreed with management’s recommendation and it was concluded that these financial statements should no longer be relied upon by investors.  The Audit Committee has discussed this matter with PricewaterhouseCoopers LLP.

The revised financial statements and selected financial data for the periods referenced above will be included, as applicable, in an amended Annual Report on Form 10-K for the year ended December 31, 2005, and in an amended Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006. The revised interim financial statements for the quarter ended September 30, 2005 will be included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. We expect to file the amended documents by the time we file our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Management is currently assessing the impact this matter has on its previously-issued report on internal controls over financial reporting as of December 31, 2005 and management's conclusions regarding the Company's disclosure controls and procedures. If management concludes that this matter resulted from a material weakness in its controls over interest rate swap accounting at Ford Credit, management may conclude that its internal controls over financial reporting and disclosure controls and procedures were ineffective as of December 31, 2005. If management reaches such a conclusion, we also expect that the control deficiency will have been remediated by the time of the filing of the revised financial statements and selected financial data.

Item 8.01. Other Events.

As previously disclosed, we expect that we will have Automotive gross cash and committed credit lines totaling approximately $26 billion at year-end 2006.1   In addition, we expect that we will have approximately $3 billion of long-term VEBA that will be accessible over time. Further, as previously announced, we are seeking to raise additional liquidity through the sale of Aston Martin and Automobile Protection Corporation.

During the fourth quarter of 2006 and for the near to medium term, we expect our operating-related cash flow to be negative by a substantial amount. This primarily reflects significant operating losses in our Automotive sector through 2008, cash expenditures incurred in connection with our restructuring efforts, primarily for personnel separations, and pension contributions. This also reflects throughout this period our expectation to continue to invest in new products at about the same level as we have during the past few years, or approximately $7 billion annually.

To fund the substantial negative cash flow we expect to experience over this period and to provide added liquidity to protect against a recession or other unexpected events, we are exploring various financing strategies, including secured financing involving a substantial portion of our Automotive assets.

3Automotive gross cash includes cash and cash equivalents, marketable securities, loaned securities and short-term Voluntary Employee Benefit Association ("VEBA") trust funds.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99.1	News Release dated	Furnished with this Report
October 23, 2006

Exhibit 99.2	News Release dated	Furnished with this Report
October 23, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: October 23, 2006	By:	/s/Peter J. Sherry, Jr.
Peter J. Sherry, Jr.
Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99.1	News Release dated October 23, 2006

Exhibit 99.2	News Release dated October 23, 2006

Exhibit 99.1

NEWS

Contact:	Media: Becky Sanch 1.313.594.4410 bsanch@ford.com	Equity Investment Community: Raj Modi 1.313.323.8221 fordir@ford.com	Fixed Income Investment Community: Rob Moeller 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

Editor's note: The following is one of two related press releases Ford Motor Company is issuing today. Please also refer to the release entitled: "FORD REPORTS PRELIMINARY THIRD QUARTER 2006 FINANCIAL RESULTS."

FOR IMMEDIATE RELEASE

FORD TO RESTATE RESULTS SINCE 2001 FOR ACCOUNTING UNDER SFAS 133

DEARBORN, Mich., Oct. 23, 2006 - Ford Motor Company [NYSE: F] today announced it plans to restate previous financial results from 2001 through the second quarter of 2006 to correct the accounting for certain derivative transactions under the Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities.

The correction to the accounting does not affect the economics of the derivative transactions, nor have any impact on the company's cash. However, the restatements are expected to affect the preliminary financial results Ford announced today for its 2006 third quarter. The company expects to finalize restatement amounts for the current period and all previous periods by the time of the filing of its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2006. (For full details regarding Ford's preliminary results for the 2006 third quarter, please see press release entitled, "FORD REPORTS PRELIMINARY THIRD QUARTER 2006 FINANCIAL RESULTS.")

Ford discovered that since 2001, certain interest rate swaps Ford Motor Credit Company had entered into to hedge the interest rate risk inherent in certain long-term fixed rate debt were accounted for incorrectly under SFAS 133 because they did not satisfy the standard's technical accounting rules to qualify for exemption from the more strict effectiveness testing requirements. Ford Motor Credit Company uses transactions involving derivatives, including swaps, forwards and options, to reduce economic risk and volatility in a disciplined and defensive manner. PricewaterhouseCoopers LLP, the company's independent registered public accounting firm, audited Ford's 2001 through 2005 financial statements, which included a review of these swaps.

"This is a very complicated accounting standard, and interpretation of its proper application has continued to evolve," said Executive Vice President and Chief Financial Officer Don Leclair. "Our overall hedging strategy is sound. We will correct our accounting for these types of derivative instruments. We remain committed to strong internal controls and reporting transparency."

Ford Motor Credit Company's interest rate swaps were entered into as part of the unit's asset-liability management strategy. The swaps economically hedge the interest rate risk associated with long-term debt issuances. Although the final restatement amounts have not yet been determined, we estimate based on the information to date that Ford and Ford Motor Credit Company's results in 2002 will improve materially. Other periods are still under study.

About Ford Motor Company:
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With about 300,000 employees and 108 plants worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company.

- # # # -

2

Exhibit 99.2

NEWS

Contact:	Media: Becky Sanch 1.313.594.4410 bsanch@ford.com	Equity Investment Community: Raj Modi 1.313.323.8221 fordir@ford.com	Fixed Income Investment Community: Rob Moeller 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

Editor's note: The following is one of two related press releases Ford Motor Company is issuing today. Please also refer to the release entitled: "FORD TO RESTATE RESULTS SINCE 2001 FOR ACCOUNTING UNDER SFAS 133."

FOR IMMEDIATE RELEASE

FORD REPORTS PRELIMINARY 3Q 2006 FINANCIAL RESULTS*

•  Ford also announces plans to restate certain financial results to correct accounting under SFAS 133. The preliminary third-quarter results announced today do not reflect these corrections.
•  Third-quarter net loss of $5.8 billion, or $3.08 per share.
•  Loss from continuing operations, excluding special items, of $1.2 billion, or 62 cents per share.**
•  Strong liquidity with total cash, including automotive cash, marketable securities, loaned securities and short-term VEBA assets, of $23.6 billion.

DEARBORN, Mich., Oct. 23, 2006 - Ford Motor Company [NYSE: F] today reported preliminary third-quarter 2006 financial results.

In a separate announcement, Ford said it would restate financial results from 2001 through the second quarter of 2006 to correct the accounting for certain derivative transactions under Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities.

*The financial results discussed herein are presented on a preliminary basis; final data will be included in our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2006 ("Form 10-Q Report").

** Earnings per share from continuing operations, excluding special items, is calculated on a basis that includes pre-tax profit and provision for taxes and minority interest. See table following “Safe Harbor/Risk Factors” for the nature and amount of these special items and a reconciliation to GAAP.

These corrections are not reflected in the preliminary results announced today for Ford's 2006 third quarter. The company expects to finalize restatement amounts for this and previous periods by the time it files its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2006. Financial statements pertaining to the 2006 third quarter will be provided at that time.

SUMMARY OF PRELIMINARY RESULTS
For the third quarter, Ford Motor Company reported a net loss of $5.8 billion, or $3.08 per share. This compares with a net loss of $284 million, or 15 cents per share, in the 2005 third quarter.

Excluding special items, the third quarter loss from continuing operations was $1.2 billion, or 62 cents per share, compared with a loss of $191 million, or 10 cents per share, a year earlier.

The performance from continuing operations primarily reflected operating challenges in the company's North America, Asia Pacific and Africa, and Premier Automotive Group operations. Performance also included continued profitability in South America and at Ford Credit. Though it lost money during the quarter, Ford Europe showed a year-over-year improvement in operating results and remained poised to deliver full-year profitability.

Special items included in the quarter's net loss primarily reflected the costs associated with restructuring efforts, primarily in North America, as well as the revaluation of long-lived assets related to automotive operations in North America and Jaguar/Land Rover. On an after-tax basis, special items reduced third-quarter earnings by a total of $4.6 billion or $2.46 per share. The total pre-tax effect of these special items was $5.3 billion. (See appendix at the end of this press release for a detailed explanation of special items and other changes during the period.)

In addition, effective this quarter, the company established a valuation allowance of $2.2 billion against deferred tax assets primarily at its North America and Jaguar/Land Rover operations. The valuation allowance was established because of the cumulative losses the company has incurred and the financial outlook for these operations.

Alan Mulally, Ford's president and chief executive officer, said he and his senior management team are committed to creating a viable Ford Motor Company business going forward.

"These business results are clearly unacceptable," Mulally said. "We are committed to dealing decisively with the fundamental business reality that customer demand is shifting to smaller, more efficient vehicles. Our focused priorities are to restructure aggressively to operate profitably at lower volumes, and to accelerate the development of new, more efficient vehicles that customers really want.

"We have great global assets and resources that we will leverage to significantly improve our product strategy, our production efficiency and quality. This will enable us to meet customer expectations for distinctive vehicles much more cost effectively. These actions will lead to profitable growth of our business over the long term."

The following discussion of the preliminary results of our Automotive sector and Automotive business units is on a basis that excludes special items. See table following “Safe Harbor/Risk Factors” for the nature and amount of these special items and a reconciliation to GAAP.

AUTOMOTIVE SECTOR
On a pre-tax basis, worldwide Automotive sector losses in the third quarter were $1.8 billion. This compares with a pre-tax loss of $1.3 billion during the same period a year ago.

Worldwide automotive sales for the third quarter declined to $32.6 billion from $34.7 billion in the same period last year. Worldwide vehicle unit sales in the quarter were 1,511,000, down from 1,531,000 a year ago.

North America: In the third quarter, Ford’s North America automotive operations reported a pre-tax loss of $2.0 billion, compared with a pre-tax loss of $1.2 billion a year ago. The decline was largely attributed to lower volumes and unfavorable mix, primarily associated with lower industry volume and lower market share, and higher incentives. Cost reductions were a partial offset. Sales were $15.4 billion, down from $18.2 billion for the same period a year ago.

South America: Ford’s South America automotive operations reported a third-quarter pre-tax profit of $222 million, an improvement from a pre-tax profit of $96 million a year ago. The improvement was primarily explained by higher volume and favorable pricing. Sales for the third quarter improved to $1.5 billion from $1.2 billion in 2005.

Ford Europe: Ford Europe’s third-quarter pre-tax loss was $13 million compared with a pre-tax loss of $55 million during the 2005 period. The improvement came from higher vehicle sales, partially offset by higher pension-related costs, lower profits from operations in Turkey and negative net pricing. During the third quarter, Ford Europe’s sales were $7.3 billion, compared with $6.4 billion during third quarter 2005.

Premier Automotive Group (PAG):  PAG reported a pre-tax loss of $593 million for the third quarter, compared with a pre-tax loss of $108 million for the same period in 2005.  The decline was explained by adverse cost performance, primarily reflecting adjustments to Jaguar and Land Rover warranty accruals and lower volume at all operations, excluding Aston Martin. Improvements in overhead costs were offset by increases in advertising. Third-quarter sales for PAG were $6.5 billion, compared with $6.8 billion a year ago.

Asia Pacific and Africa: For the third quarter, Asia Pacific and Africa reported a pre-tax loss of $56 million, compared with a pre-tax profit of $21 million a year ago. The decline primarily reflected lower production and dealer inventories, adverse mix, and higher incentives, partially offset by cost reductions. Sales were $1.6 billion, compared with $1.9 billion in 2005.

Mazda: During the third quarter of 2006, Ford’s share of Mazda pre-tax profits and associated operations was $40 million, compared with $112 million during the same period a year ago. The decline primarily reflected the non-recurrence of mark-to-market gains on Mazda convertible bonds during 2005, which have now been entirely converted to equity.

Other Automotive: Third-quarter results included a pre-tax profit of $553 million in Other Automotive, compared with a loss of $241 million a year ago.  The year-over-year improvement relates to tax-related interest and higher portfolio returns.

FINANCIAL SERVICES SECTOR
For the third quarter, the Financial Services sector earned a pre-tax profit of $448 million, compared with a pre-tax profit of $1.1 billion a year ago.

Ford Motor Credit Company: Ford Motor Credit Company reported net income of $262 million in the third quarter of 2006, down $315 million from net income of $577 million a year earlier. On a pre-tax basis from continuing operations, Ford Motor Credit earned $428 million in the third quarter, compared with $901 million in the previous year. The decrease in earnings was attributed to lower financing margins, higher depreciation expense and the impact of lower average receivable levels.

CASH AND LIQUIDITY
The company ended the quarter with total cash, including automotive cash, marketable securities, loaned securities and short-term Voluntary Employee Beneficiary Association (VEBA) assets at Sept. 30, 2006 of $23.6 billion, unchanged from the end of the second quarter. The company's operating-related cash flow was $3.1 billion negative for the quarter. During the quarter, $3.0 billion was transferred out of long-term VEBA and is now included in total cash.

Don Leclair, executive vice president and chief financial officer said, "As we restructure our business we will continue to make investments in products necessary to ensure Ford's future success. Throughout this period, maintaining strong liquidity will continue to be a high priority."

THIRD-QUARTER CONFERENCE CALL DETAILS
At 9 a.m. EDT, Alan Mulally and Don Leclair will host a conference call for news media and analysts to discuss the preliminary third quarter financial results and issues related to SFAS 133.

As a result, the previously scheduled fixed-income conference call has been canceled.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com. Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information - Monday, Oct. 23
Earnings: 9:00 a.m. EDT
Toll Free: 800-706-7741
International: 617-614-3471
Earnings Passcode: “Ford Earnings”

Replays - Available through Monday, Oct. 30
www.shareholder.ford.com
Toll Free: 888-286-8010
International: 617-801-6888

Passcodes:
Earnings: 29481628

About Ford Motor Company:

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With about 300,000 employees and 108 plants worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company.

- # # # -

Safe Harbor/Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	A market shift (or an increase in or acceleration of market shift) away from sales of trucks or sport utility vehicles, or from sales of other more profitable vehicles, in the United States;
•
A significant decline in industry sales, particularly in the United States or Europe, resulting from slowing economic growth, geo-political events (e.g., an escalation or expansion of armed conflict in or beyond the Middle East) or other factors;

•	Lower-than-anticipated market acceptance of new or existing products;
•	Continued or increased high prices for or reduced availability of fuel;
•	Currency or commodity price fluctuations;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions, fuel economy or other (e.g., pension funding) regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller ("take-or-pay contracts");

•	Inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades or otherwise;
•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Changes in interest rates;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and
•	Inability to implement the Way Forward plan.

We cannot be certain that any expectation, forecast or assumption made by management in preparing these forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. For additional discussion, see "Item 1A. Risk Factors" in our 2005 10-K Report.
***

TOTAL COMPANY 2006 THIRD QUARTER INCOME FROM CONTINUING OPERATIONS COMPARED WITH NET INCOME - PRELIMINARY**

	Third Quarter
	Pre-Tax Profit	After-Tax Profit	Earnings Per Share*
	(Mils.)	(Mils.)

Income/(Loss) from Continuing Operations Excluding Special Items	$(1,379)	$(1,170)	$(0.62)

Special Items
• Jobs Bank/Employee Separation	$(861)
• Additional Personnel Reduction Programs	(259)
• Pension Curtailment Charges	(437)
• Fixed Asset Impairment
- North America	(2,200)
- Jaguar/Land Rover	(1,600)
• Other Gains	99
Total Special Items	$(5,258)	$(4,630)	$(2.46)
Income/(Loss) from Continuing Operations	$(6,637)	$(5,800)	$(3.08)

Memo:
Deferred Tax Asset Valuation Allowance Included Above                                                                                                            $(2,221)

* Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; additional information regarding the method of calculating earnings per share is available in the materials supporting the Oct. 23, 2006, conference calls at www.shareholder.ford.com.
**  Results exclude accounting corrections related to SFAS 133.

Appendix: Detailed Explanation of Third-Quarter Special Items and Other Changes

On an after-tax basis, total special items reduced third-quarter earnings by $4.6 billion or $2.46 per share.
The total pre-tax effect of these special items was $5.3 billion and included:

•
A net charge of $861 million for jobs bank benefits and employee separations directly related to plans to idle facilities in North America. The charge reflects plans to sell or close all Automotive Components Holdings, LLC (ACH) plants by the end of 2008, as well as the planned idling of the Maumee (Ohio) Stamping Plant and the Essex (Ontario, Canada) Engine Plant.

•
A charge of $259 million associated with continued global personnel reduction programs at facilities other than those identified for idling, as well as a related charge of $437 million for pension curtailment related to third-quarter jobs bank and hourly separation actions. The pension curtailment charge represents the impact of retirements earlier than planned, enhanced benefits, and the accelerated recognition of prior service costs and actuarial losses associated with our U.S. and Canadian hourly pension plan.

•
An impairment charge of $2.2 billion for North America assets and $1.6 billion for Jaguar/Land Rover assets. The charges were taken after determining the fair value of long-lived assets for North America and Jaguar/Land Rover were below book value. These impairments are a result of the structural changes in North America, revisions to market share and currency exchange assumptions, and recent operating results.

•	A non-recurring gain of $99 million that reflects the release of a reserve for excise taxes in South America based on a recent legal ruling.

In addition, effective this quarter, the company established a valuation allowance of $2.2 billion against deferred tax assets of primarily North America and Jaguar/Land Rover operations. The valuation allowance was established because of the cumulative losses the company has incurred and the reassessment of their financial outlook. In the third quarter the company recorded partial tax offsets. Beginning in the fourth quarter, the company will not record tax offsets for further losses or profits for these operations until a return to sustained profitability.